UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2014

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

Agency Agreement

On December 4, 2014, dELiA*s, Inc. (the “Company”) and certain of its subsidiaries entered into an agency agreement (the “Agency Agreement”) with Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC (the “Agents”) to, among other things, liquidate all merchandise and inventory owned by the Company and certain of its subsidiaries and to dispose of certain furnishings, trade fixtures, equipment and improvements to real property with respect to the Company’s stores and, at the Company’s option, distribution centers. On December 5, 2014, the Company issued a press release with respect to the foregoing events. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 1.01.

Payments to the Company and the Agents will be made from the proceeds of the sales. Payments will be made first to the Agents to reimburse specified expenses with respect to sales. The Company then will be paid a guaranteed amount equal to 91% of the cost value of the merchandise included in the sales, subject to certain adjustments including decreases in the guaranteed amount as a percentage if the interim and final approval orders of the Agency Agreement are delayed beyond specified dates. To the extent that the total proceeds from the sales exceed the sum of expenses and the guaranteed amount, the remaining proceeds will be for the benefit of the Agents. In addition, the Agents have designation rights with respect to the Company’s intellectual property and the Company will be paid 25% of the net recovery from any sale of the intellectual property in excess of $2.0 million.

The Agency Agreement contains customary representations, warranties, covenants and indemnities by the Company and the Agents. Under the Agency Agreement, the Company and certain of its subsidiaries granted to the Agents a security interest in the merchandise included in (i) the sale, the furnishings, trade fixtures, equipment and improvements to real property located in the closing retail stores and, at the Company’s option, distribution centers, and (ii) all proceeds of such merchandise and property. The security interest is junior to the security interests under the DIP Credit Agreement (defined below). Upon entry of the final approval order, Agents shall pay to the Company 80% of the guaranteed amount less any guaranteed amounts paid to date. The remaining 20% of the guaranteed amount, as well as three weeks of expenses, are secured by a standby letter of credit from Agents for the benefit of Salus, the Company’s designee.

DIP Credit Agreement

On December 8, 2014, the Company and certain of its subsidiaries entered into that certain Debtor-in-Possession Credit Agreement dated as of December 8, 2014 (the “DIP Credit Agreement”) with Salus Capital Partners, LLC (“Salus”), Administrative Agent and Collateral Agent, and the other lenders party thereto. The DIP Credit Agreement provides for a senior secured revolving credit facility in an aggregate amount not to exceed (i) $20.0 million for the period from the closing date of the DIP Credit Agreement to the date upon which the Company receives an initial guaranty payment under the Agency Agreement, and (ii) $10.0 million thereafter.

Borrowings under the DIP Credit Agreement are required to be used to (i) repay in full the obligations of the Company and its subsidiaries under that certain Credit Agreement dated as of June 14, 2013 (the “Prepetition Credit Agreement”) with Salus, as a lender and as agent for the lenders that are from time to time parties to the Prepetition Credit Agreement, (ii) fund the administrative expenses of the bankruptcy cases in accordance with an approved budget, and (iii) provide working capital for the Company and its affiliates during the pendency of the bankruptcy cases in accordance with an approved budget.

The obligations of the Company and its subsidiaries under the DIP Credit Agreement are secured by a lien covering substantially all of the assets, rights and properties of the Company and its subsidiaries, subject to certain exceptions set forth in the DIP Credit Agreement. The DIP Credit Agreement provides that all obligations thereunder will constitute administrative expenses in the bankruptcy cases, with administrative priority and senior secured status under section 364(c) and 364(d) of the Bankruptcy Code, and subject to certain exceptions set forth in the DIP Credit Agreement, will have priority over any and all administrative expense claims in the bankruptcy cases.

Item 1.02	Termination of a Material Definitive Agreement.

On December 8, 2014, the Company and its subsidiaries entered into the DIP Credit Agreement, as described in Item 1.01 above. The DIP Credit Agreement succeeds the Prepetition Credit Agreement as of that date. The obligations of the borrowers under the Prepetition Credit Agreement were secured by substantially all property and assets of the Company and certain of its subsidiaries. The Prepetition Credit Agreement requires the Company to have a blocked account arrangement whereby all cash received is deposited into a blocked account and used to pay down the loan under the Prepetition Credit Agreement.

Item 1.03	Bankruptcy or Receivership.

On December 7, 2014, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Petitions”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Company and its subsidiaries will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In connection with the Chapter 11 Petitions, the Company is seeking customary authority from the Bankruptcy Court that will enable it to continue to operate and serve its customers during the orderly wind down of the business.

On December 8, 2014, the Company issued a press release with respect to the foregoing events. A copy of the press release is filed as Exhibit 99.2 to this report and is incorporated by reference into this Item 1.03.

In connection with the Chapter 11 Petitions, the Company and certain of its subsidiaries entered into the DIP Credit Agreement on December 8, 2014 as described in Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 8, 2014, the Company and certain of its subsidiaries entered into the DIP Credit Agreement. The information provided in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 7, 2014, the Company and certain of its subsidiaries filed the Chapter 11 Petitions as described in Item 1.03 above. The filing of the Chapter 11 Petitions constituted an event of default under the Prepetition Credit Agreement, which is described in Item 1.02 above and incorporated by reference into this Item 2.04, and the Letter of Credit Agreement dated as of June 14, 2013 (the “Letter of Credit Agreement”) with General Electric Capital Corporation (“GE Capital”).

The Letter of Credit Agreement provides for the issuance of letters of credit to finance the acquisition of inventory from suppliers, to provide standby letters of credit to landlords, insurance providers and other parties for business purposes and for other general corporate purposes. The aggregate letters of credit issued and to be issued under the Letter of Credit Agreement at any one time may not exceed $15.0 million. The cash collateral required under the Letter of Credit Agreement was an amount equal to 105% of the face amount of outstanding letters of credit issued from time to time. None of the other assets or properties of the Company, or any of its subsidiaries or affiliates, were pledged as collateral for these obligations.

As a result of such event of default, all obligations under the Prepetition Credit Agreement and Letter of Credit Agreement became automatically and immediately due and payable. The total amount of such obligations was $18.5 million as of December 5, 2014.

While the Company believes that any efforts to enforce such payment obligations under the Prepetition Credit Agreement are stayed as a result of the filing of the bankruptcy petitions, the obligations of all parties to the Prepetition Credit Agreement under such agreement have been subsumed by the DIP Credit Agreement, as described in Item 1.01 above.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 5, 2014, the Board of Directors of the Company approved a plan to reduce its corporate headquarters workforce. The plan specifically resulted in the termination of 51 positions due to the shift in the Company’s business from operations to liquidation. The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the plan to reduce its corporate headquarters workforce, both with respect to each major type of cost associated with the plan and with respect to the total cost of the plan, or an estimate of the amount or range of amounts that will result in future cash expenditures.

As described in Item 1.01, on December 4, 2014, the Company entered into the Agency Agreement to conduct chainwide store closing sales and liquidate the Company’s inventory and related assets. In connection with the filing of the Chapter 11 Petitions, the Company and certain of its subsidiaries filed a motion seeking Bankruptcy Court approval for the store closing sales plan and various related arrangements. Such arrangements include the Agency Agreement, which was executed following an auction to serve as exclusive liquidation agent for the store closing sales. The Company is currently unable to estimate costs expected to be incurred in connection with its store closing sales plan, including the amount of any other future cash expenditures in connection therewith.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2014, Tracy Gardner, Chief Executive Officer and a director of the Company resigned from such position effective immediately. The departure of Ms. Gardner as a director is not a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In addition, on December 5, 2014, Brian Lex Austin-Gemas, Chief Operating Officer, resigned from such position effective immediately.

On December 5, 2014, Ryan A. Schreiber, age 45, was appointed as President and will continue in his capacity as General Counsel and Secretary. Mr. Schreiber served as the Company’s Senior Vice President, General Counsel and Secretary beginning in September 2013. He previously served as Vice President and General Counsel to New York & Company from 2007 until 2013 and led the legal team upon joining the business in 2004. Prior to that, Mr. Schreiber served as in-house counsel in various capacities for The Children’s Place from 1999 to 2004. Mr. Schreiber also served as an attorney in the commercial real estate and litigation departments of Farer Siegal Fersko, P.A., and as counsel to Party City Corporation and Petrie Retail, Inc.

On December 5, 2014, Edward Brennan, age 50, was appointed as Chief Financial Officer. Mr. Brennan served as the Company’s Vice President of Finance beginning in January 2009 and was Senior Director of Finance since February 2004. He previously worked at J.Crew from 1992 through 2004 in various roles including Senior Director of Finance. Prior to that, Mr. Brennan worked at Browning-Ferris Industries from 1989 to 1992 and Petrie Retail, Inc. from 1986 to 1989 in various roles in accounting.

On December 5, 2014, the Board approved annual base salary increases effective November 30, 2014 for the following persons due to their increased responsibilities related to the bankruptcy proceedings, reductions in force and executive resignations: Ryan A. Schreiber, from $315,000 to $475,000; Edward Brennan, from $243,000 to $375,000; and David Diamond, the Company’s Senior Vice President, Human Resources, from $360,000 to $420,000.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 5, 2014

99.2	Press release dated December 8, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.
(Registrant)

Date: December 9, 2014	By:	/s/ Ryan A. Schreiber
Ryan A. Schreiber
President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 5, 2014

99.2	Press release dated December 8, 2014